Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 33-19179, 333-231267, 333-290042) on Form S-8 and (No. 333-35393) on Form S-3D of our reports dated June 22, 2026, with respect to the consolidated financial statements of Casey's General Stores, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Minneapolis, Minnesota
June 22, 2026